                                                                     EXHIBIT 12

                      RATIOS OF EARNINGS TO FIXED CHARGES
                       (UNAUDITED, DOLLARS IN THOUSANDS)

     THE FOLLOWING ARE THE CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES FOR THE PERIODS PRESENTED.

                                            Three
                                            Months
                                            Ended                           Fiscal year ended December 31,
                                           March 31,     --------------------------------------------------------------------
                                             1998          1997           1996           1995           1994           1993
                                           --------      --------       --------       --------        -------       --------
Computation of earnings:
  Earnings (loss) before income taxes*      $ 3,163      $ 76,755       $ 87,402       $ 56,271        $39,795       $ 77,353
  Fixed charges                              17,833        67,799         66,079         73,367         46,409         35,017
                                            -------      --------       --------       --------        -------       --------
EARNINGS FOR COMPUTATION                    $14,670      $144,554       $153,481       $129,638        $86,204       $112,370
                                            -------      --------       --------       --------        -------       --------
                                            -------      --------       --------       --------        -------       --------
COMPUTATION OF FIXED CHARGES:
Net rental expense                          $ 6,797      $ 27,679       $ 25,558       $ 25,771        $22,414       $ 19,085
                                            -------      --------       --------       --------        -------       --------
                                            -------      --------       --------       --------        -------       --------
Portion of rentals deemed
  representative of interest                $ 2,266      $  9,226          8,519       $  8,590        $ 7,471       $  6,362
Interest expense:
  Customer funds on deposit                   3,264        23,577         29,067         35,922         22,125         16,249
  Short-term bank loans and other            12,154        32,943         25,526         25,154         14,946         10,850
  Subordinated and other long-term debt         149         2,053          2,967          3,701          1,867          1,556
                                            -------      --------       --------       --------        -------       --------
  Total interest expense                     15,567        58,573         57,560         64,777         38,938         28,655
                                            -------      --------       --------       --------        -------       --------
TOTAL FIXED CHARGES FOR COMPUTATION         $17,833      $ 67,799       $ 66,079       $ 73,367        $46,409       $ 35,017
                                            -------      --------       --------       --------        -------       --------
                                            -------      --------       --------       --------        -------       --------
RATIO OF EARNINGS TO FIXED CHARGES*            .82x         2.13x          2.32x          1.77x          1.86x          3.21x
                                            -------      --------       --------       --------        -------       --------
                                            -------      --------       --------       --------        -------       --------

* For the three months ended March 31, 1998, the ratio of earnings to fixed charges is less than 1.0 due to a $20 million merger-related charge. Excluding the merger-related charge, the ratio is 1.94.